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                                                                   EXHIBIT 3.5

                     CERTIFICATE OF OWNERSHIP AND MERGER

                                      of

                            WSC LIQUIDATING, INC.

                                 by and into

                             SYRATECH CORPORATION

Pursuant to Section 253 of the General Corporation Law of the State of Delaware


        SYRATECH CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), by
E. Merle Randolph, its Vice President, Treasurer and Chief Financial Officer, does hereby certify as follows:

        1. On May 9, 1996, the following preambles and resolutions were duly adopted by the Board of Directors of the Corporation at a duly convened meeting at which a quorum was present and acting throughout:

         WHEREAS, WSC Liquidating, Inc. ("WSCL") is a Connecticut corporation, all of the issued and outstanding capital stock of which (being 96 shares of its common stock) is owned by this Corporation so that WSCL is a wholly-owned subsidiary of this Corporation; and

         WHEREAS, the assets of WSCL consist solely of 2,550,500 shares of Common Stock, par value $.01 a share, of this Corporation, all of which are fully-paid and non-assessable, and the obligations of WSCL, if any, are the minimum; and

         WHEREAS, this Board has determined that it would be in the best interests of this Corporation (i) to effect the complete liquidation of WSCL, (ii) to accomplish the complete liquidation of WSCL by merging WSCL with and into this Corporation and assuming all of its obligations, if any, and (iii) to cancel and restore to the status of authorized but unissued shares all of the shares of Common Stock of this Corporation now owned by WSCL; and

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                WHEREAS, WSCL is adopting a plan of complete liquidation
         consistent with the foregoing recital;

                NOW, THEREFORE, it is

                RESOLVED, that this Corporation adopt, and does hereby adopt, and shall forthwith implement, a plan of complete liquidation (the "Plan") of WSC Liquidating, Inc., a Connecticut corporation, consistent with the succeeding paragraphs of these resolutions and intended to qualify as a plan of complete liquidation under Section 332 of the Internal Revenue Code of 1986, as amended; and it is further

                RESOLVED, that, to give effect to the Plan, WSC Liquidating, Inc. be merged with and into this Corporation (the "Merger"), and that this Corporation assume all of the obligations, if any, of WSC Liquidating, Inc.; and it is further

                RESOLVED, that, to evidence and give effect to the Merger, any officer of this Corporation be, and each of them hereby is, authorized, for and on behalf and in the name of this Corporation, to prepare, execute and file, in accordance with Section 103 of the General Corporation Law of the State of Delaware, a Certificate of Ownership and Merger that meets the requirements of Section 253 of the General Corporation Law of the State of Delaware; and it is further

                RESOLVED, that, upon the effective date of the Merger of WSC Liquidating, Inc. with and into this Corporation, all of the 2,550,500 shares of Common Stock, par value $.01 a share, of this Corporation owned by WSC Liquidating, Inc. shall forthwith be canceled and be restored to the status of authorized but unissued shares; and it is further

                RESOLVED, that the officers of this Corporation be, and they hereby are, and each of them hereby is, authorized and directed, for and on behalf and in the name of this Corporation to take all such steps as are deemed necessary to effect the complete liquidation of WSC Liquidating, Inc. pursuant to the Plan and in accordance with the foregoing resolutions.

        2. Said preambles and resolutions have not been modified or rescinded and are in full force and effect.


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        IN WITNESS WHEREOF, this Certificate of Ownership and Merger has been signed as of the 9th day of May, 1996.


                                        /s/ E. Merle Randolph
                                        ----------------------------------------
                                        E. Merle Randolph, Vice President,
                                        Treasurer and Chief Financial Officer